EVOQUA WATER TECHNOLOGIES CORP.
2018 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I
PURPOSE AND SCOPE OF THE PLAN

1.1    Purpose and Scope. The purpose of the Evoqua Water Technologies Corp. 2018 Employee Stock Purchase Plan is to provide employees of Evoqua Water Technologies Corp. and designated subsidiaries the opportunity to acquire a stock ownership interest in Evoqua Water Technologies Corp. pursuant to a plan that is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986.

ARTICLE II
DEFINITIONS

Whenever the following terms are used in the Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary. The singular pronoun shall include the plural where the context so indicates.

2.1    “Administrator” shall mean the Committee, or such individuals to which authority to administer the Plan has been delegated under Section 7.1 hereof.

2.2    “Board” shall mean the board of directors of the Company.

2.3    “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.4    “Committee” shall mean the Compensation Committee of the Board or another committee or subcommittee of the Board or the Compensation Committee described in Article VII hereof.

2.5    “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

2.6    “Company” shall mean Evoqua Water Technologies Corp.

2.7    “Compensation” shall mean an Employee’s regular base pay and does not include (a) bonuses, (b) contributions to and payments from any plan of deferred compensation, (c) premiums paid for group insurance coverages, welfare benefits, car and expense allowances and similar payments, (d) moving expense reimbursements, (e) severance payments and (f) accrued but unused vacation pay.

2.8    “Designated Subsidiary” shall mean each Subsidiary that has been designated by the Board or Committee from time to time in its sole discretion as eligible to participate in the Plan, in accordance with Section 7.2 hereof.

2.9    “Effective Date” shall mean the date the Plan is adopted by the Board, subject to approval by the Company’s stockholders.

2.10    “Eligible Employee” shall mean an Employee (a) whose customary employment is more than 20 hours per week and more than five months in a calendar year, (b) who has been an Employee for at least one year and (c) who after the granting of the Option would not be deemed for purposes of Section 423(b)(3) of the Code to possess five percent or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of clause (c), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an Employee may purchase under outstanding options shall be treated as stock owned by the Employee. Notwithstanding the foregoing, the Administrator may exclude from participation in the Plan as an Eligible Employee (x) any Employee that is a “highly compensated employee” of the Company or any Designated Subsidiary (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (A) with compensation above a specified level, (B) who is an officer and/or (C) is subject to the disclosure requirements of Section 16(a) of the Exchange Act and/or (y) any Employee who is a citizen or resident of a foreign jurisdiction (without regard to whether they are also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (i) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (ii) compliance with the laws of the foreign jurisdiction would cause the Plan or the Option to violate the requirements of Section 423 of the Code; provided that any exclusion in clauses (x), and/or (y) shall be applied in an identical manner under each Offering Period to all Employees of the Company and all Designated Subsidiaries, in accordance with Treasury Regulation Section 1.423-2(e).

2.11    “Employee” shall mean any person who renders services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months, or such other period specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

2.12    “Grant Date” shall mean the first Trading Day of each Offering Period.

2.13    “Exercise Date” shall mean the last Trading Day of each Offering Period, except as provided in Section 5.2 hereof.

2.14    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.15    “Fair Market Value” shall mean, as of any date, the value of a Share determined as follows:

(a)    If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)    If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.16    “Offering Period” shall mean each six-month period commencing on each October 1 and April 1 following the Effective Date, except as provided under Section 5.2 hereof. The duration and timing of Offering Periods may be established or changed by the Board or Committee at any time, in its sole discretion. Notwithstanding the foregoing, in no event may an Offering Period exceed 27 months.

2.17    “Option” shall mean the right to purchase Shares pursuant to the Plan during each Offering Period.

2.18    “Option Price” shall mean the purchase price of a Share hereunder as provided in Section 4.2 hereof.

2.19    “Participant” shall mean any Eligible Employee who elects to participate in the Plan.

2.20    “Plan” shall mean this Evoqua Water Technologies Corp. 2018 Employee Stock Purchase Plan.

2.21    “Plan Account” shall mean a bookkeeping account established and maintained by the Company or its agent in the name of each Participant.

2.22    “Share” shall mean a share of Common Stock.

2.23    “Subsidiary” shall mean any entity that is a subsidiary corporation of the Company within the meaning of Section 424 of the Code and the Treasury Regulations thereunder. In addition, with respect to any sub-plans adopted under Section 7.1(d) hereof which are designed to be outside the scope of Section 423 of the Code, Subsidiary shall include any corporate or noncorporate entity in which the Company has a direct or indirect equity interest or significant business relationship.

2.24    “Trading Day” shall mean a day on which the principal securities exchange on which the Common Stock is listed is open for trading or, if the Common Stock is not listed on a securities exchange, shall mean a business day, as determined by the Administrator in good faith.

ARTICLE III
PARTICIPATION

3.1    Eligibility

(a)    Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Grant Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Articles IV and V hereof, and the limitations imposed by Section 423(b) of the Code and the Treasury Regulations thereunder.

(b)    No Eligible Employee shall be granted an Option under the Plan which permits the Participant’s rights to purchase Shares under the Plan, and to purchase stock under all other employee stock purchase plans of the Company, any parent (which means any entity which may be the parent corporation of the Company within the meaning of Section 424 of the Code and the Treasury Regulations thereunder) or any Subsidiary, subject to Section 423 of the Code, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time the option is granted) for each calendar year in which any Section 423 option granted to the Participant is outstanding at any time. The limitation under this Section 3.1(b) shall be applied in accordance with Section 423(b)(8) of the Code and the Treasury Regulations thereunder.

3.2    Election to Participate; Payroll Deductions

(a)    An Eligible Employee may become a Participant in the Plan only by means of payroll deduction. Each individual who is an Eligible Employee as of an Offering Period’s Grant Date may elect to participate in such Offering Period and the Plan by delivering to the Company a payroll deduction authorization prior to the applicable Grant Date (or by such period of time prior to the Grant Date as may be determined by the Administrator, in its sole discretion).

(b)    Subject to Section 3.1(b) hereof, payroll deductions with respect to an Offering Period shall be expressed as whole number percentages of the Participant’s Compensation as of each regular and recurring established payday during the Offering Period following the Grant Date. Amounts deducted from a Participant’s Compensation with respect to an Offering Period pursuant to this Section 3.2 shall be deducted each payday through payroll deduction and credited to the Participant’s Plan Account. The Administrator may establish for any Offering Period a limit on the amount of Compensation that a Participant may have deducted through payroll deduction and credited to the Participant’s Plan Account.

(c)    A Participant may decrease (to as low as zero) the amount deducted from such Participant’s Compensation during an Offering Period by providing written notice to the Company, which decrease shall be implemented as soon as reasonably practicable following receipt of such notice. A Participant may not increase the amount deducted from such Participant’s Compensation during an Offering Period.

(d)    Notwithstanding the foregoing, upon the completion of an Offering Period, each Participant in such Offering Period shall automatically participate in the next Offering Period, unless such Participant delivers to the Company a different election with respect to the next Offering Period in accordance with Section 3.2(a) hereof, or unless such Participant becomes ineligible for participation in the Plan.

ARTICLE IV
PURCHASE OF SHARES

4.1    Grant of Option. Each Participant shall be granted an Option with respect to an Offering Period on the applicable Grant Date. Subject to the limitations of Section 3.1(b) hereof, the number of Shares subject to a Participant’s Option as of any Exercise Date shall be determined by dividing (a) such Participant’s payroll deductions accumulated prior to an Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price; provided that in no event shall a Participant be permitted to purchase during any Offering Period more than that number of Shares (subject to any adjustment pursuant to Section 5.2 hereof) determined by dividing $25,000 by the Fair Market Value of a Share on the Grant Date. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of Shares that a Participant may purchase during such future Offering Periods. Each Option shall expire on the Exercise Date for the applicable Offering Period immediately after the automatic exercise of the Option in accordance with Section 4.3 hereof, unless such Option terminates earlier in accordance with Article 6 hereof.

4.2    Option Price. The “Option Price” per Share to be paid by a Participant upon exercise of the Participant’s Option on the applicable Exercise Date for an Offering Period shall be equal to 85 percent of the lesser of the Fair Market Value of a Share on (a) the applicable Grant Date and (b) the applicable Exercise Date; provided that in no event shall the Option Price per Share be less than the par value per Share.

4.3    Purchase of Shares

(a)     On the applicable Exercise Date for an Offering Period, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised his or her Option to purchase at the applicable Option Price the largest number of whole Shares which can be purchased with the amount in the Participant’s Plan Account. Any balance, if any, remaining in the Participant’s Plan Account (after exercise of such Participant’s Option) as of the Exercise Date shall be carried forward to the next Offering Period, unless the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee. Any balance not carried forward to the next Offering Period in accordance with the prior sentence shall be refunded to the applicable Participant.

(b)    As soon as practicable following the applicable Exercise Date, the number of Shares purchased by such Participant pursuant to Section 4.3(a) hereof shall be delivered (either in share certificate or book entry form), in the Company’s sole discretion, to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company. If the Company is required to obtain from any commission or agency authority to issue any such Shares, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon.

4.4    Transferability of Rights. An Option granted under the Plan shall not be transferable, other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. No option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the option shall have no effect.

ARTICLE V
PROVISIONS RELATING TO COMMON STOCK

5.1    Common Stock Reserved. Subject to adjustment as provided in Section 5.2 hereof, the maximum number of Shares that shall be made available for sale under the Plan shall be 5,000,000. Shares made available for sale under the Plan may be authorized but unissued shares, treasury shares of Common Stock, or reacquired shares reserved for issuance under the Plan.

5.2    Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale

(a)    Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares which have been authorized for issuance under the Plan but not yet placed under Option, as well as the price per share and the number of Shares covered by each Option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date, and such Offering Period shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The new Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten business days prior to the new Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the new Exercise Date and that the Participant’s Option shall be exercised automatically on the new Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

(c)    Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the Option is not assumed or substituted, any Offering Periods then in progress shall be shortened by setting a new Exercise Date and any Offering Periods then in progress shall end on the new Exercise Date. The new Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing, at least ten business days prior to the new Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the new Exercise Date and that the Participant’s Option shall be exercised automatically on the new Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

5.3    Insufficient Shares. If the Administrator determines that, on a given Exercise Date, the number of Shares with respect to which Options are to be exercised may exceed the number of Shares remaining available for sale under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the Shares available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Shares on such Exercise Date, and unless additional shares are authorized for issuance under the Plan, no further Offering Periods shall take place and the Plan shall terminate pursuant to Section 7.5 hereof. If an Offering Period is so terminated, then the balance of the amount credited to the Participant’s Plan Account which has not been applied to the purchase of Shares shall be paid to such Participant in one lump sum in cash within 30 days after such Exercise Date, without any interest thereon.

5.4    Rights as Stockholders. With respect to Shares subject to an Option, a Participant shall not be deemed to be a stockholder of the Company and shall not have any of the rights or privileges of a stockholder. A Participant shall have the rights and privileges of a stockholder of the Company when, but not until, Shares have been deposited in the designated brokerage account following exercise of his or her Option.

ARTICLE VI
TERMINATION OF PARTICIPATION

6.1    Cessation of Contributions; Voluntary Withdrawal

(a)    A Participant may cease payroll deductions during an Offering Period and elect to withdraw from the Plan by delivering written notice of such election to the Company in such form and a reasonable time prior to the Exercise Date for such Offering Period as may be established by the Administrator. Amounts credited to the Plan Account of a Participant electing to withdraw from the Plan shall be returned to the Participant in one lump-sum payment in cash within 30 days after such election is received by the Company, without any interest thereon, and the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall terminate.

(b)    A Participant’s withdrawal from the Plan shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

(c)    A Participant who ceases contributions to the Plan during any Offering Period shall not be permitted to resume contributions to the Plan during that Offering Period.

6.2    Termination of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate, he or she shall be deemed to have elected to withdraw from the Plan, and such Participant’s Plan Account shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto pursuant to applicable law, within 30 days after such cessation of being an Eligible Employee, without any interest thereon.

ARTICLE VII
GENERAL PROVISIONS

7.1    Administration

(a)    The Plan shall be administered by the Committee, which (unless otherwise determined by the Board) shall consist solely of two or more members of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, in each case, to the extent required under such provision. The Committee may delegate administrative tasks under the Plan to an agent, including establishing and maintaining an individual securities account under the Plan for each Participant.

(b)    It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to the express provisions of the Plan, to: (i) establish and terminate Offering Periods; (ii) determine when and how Options shall be granted and the provisions and terms of each Offering Period (which need not be identical); (iii) select Designated Subsidiaries in accordance with Section 7.2 hereof; and (iv) construe and interpret the Plan, the terms of any Offering Period and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering Period or any Option, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effect, subject to Section 423 of the Code and the Treasury Regulations thereunder.

(c)    The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

(d)    The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

(e)    All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Committee, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Board or Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board or Administrator shall be fully protected by the Company in respect to any such action, determination, or interpretation.

7.2    Designation of Subsidiary Corporations. The Board or Committee shall designate from among the Subsidiaries, as determined from time to time, the Subsidiary or Subsidiaries that shall constitute Designated Subsidiaries. The Board or Committee may designate a Subsidiary, or terminate the designation of a Subsidiary, without the approval of the stockholders of the Company.

7.3    Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of Plan Accounts shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Option Price, the number of Shares purchased and the remaining cash balance, if any.

7.4    No Right to Employment. Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a parent or a subsidiary or to affect the right of the Company, any parent or any subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.

7.5    Amendment and Termination of the Plan.

(a)    The Board may, in its sole discretion, amend, suspend or terminate the Plan at any time and from time to time; provided, however, that without approval of the Company’s stockholders given within 12 months before or after action by the Board, the Plan may not be amended to increase the maximum number of Shares subject to the Plan, to change the designation or class of Eligible Employees or in any other manner that requires the approval of the Company’s stockholders; and provided, further that without approval of the Company’s stockholders, the Plan may not be amended in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

(b)    In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, to the extent permitted under Section 423 of the Code, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to: (i) altering the Option Price for any Offering Period including an Offering Period underway at the time of the change in Option Price; (ii) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and (iii) allocating Shares. Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

(c)    Upon termination of the Plan, the balance in each Participant’s Plan Account shall be refunded as soon as practicable after such termination, without any interest thereon.

7.6    Use of Funds; No Interest Paid. All funds received by the Company by reason of purchase of Shares under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest shall be paid to any Participant or credited under the Plan.

7.7    Term; Approval by Stockholders. No Option may be granted during any period of suspension of the Plan or after termination of the Plan. The Plan shall be submitted for the approval of the Company’s stockholders within 12 months after the date of the Board’s initial adoption of the Plan. Options may be granted prior to such stockholder approval; provided, however, that such Options shall not be exercisable prior to the time when the Plan is approved by the stockholders; provided, further that if such approval has not been obtained by the end of said 12-month period, all Options previously granted under the Plan shall thereupon terminate and be canceled and become null and void without being exercised.

7.8    Effect Upon Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary (a) to establish any other forms of incentives or compensation for Employees of the Company or any Subsidiary, or (b) to grant or assume Options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

7.9    Conformity to Securities Laws. Notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

7.10    Tax Withholding. The Company or any Parent or any Subsidiary shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to any purchase of Shares under the Plan or any sale of such shares.

7.11    Governing Law. The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of the State of Delaware.

7.12    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

7.13    Conditions to Issuance of Shares

(a)    Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of an Option by a Participant, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange or automated quotation system on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)    All certificates for Shares delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Committee may place legends on any certificate or book entry evidencing Shares to reference restrictions applicable to the Shares.

(c)    The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Committee.

(d)    Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Option, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

7.14    Equal Rights and Privileges. Except with respect to sub-plans designed to be outside the scope of Section 423 of the Code, all Eligible Employees of the Company (or of any Designated Subsidiary) shall have equal rights and privileges under this Plan to the extent required under Section 423 of the Code or the regulations promulgated thereunder so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code or the Treasury Regulations thereunder. Any provision of this Plan that is inconsistent with Section 423 of the Code or the Treasury Regulations thereunder shall, without further act or amendment by the Company or the Board, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code or the Treasury Regulations thereunder.

7.15    Notice of Disposition of Shares. Each Participant shall give the Company prompt notice of any disposition of Shares acquired pursuant to the exercise of an Option if such disposition is made (a) within two years after the applicable Grant Date or (b) within one year after the transfer of such Shares to such Participant upon exercise of such Option. The Company may direct that any certificates evidencing shares acquired pursuant to the Plan refer to such requirement. A gifting of Shares will be treated as a disposition.

7.16    ESPP Broker Account. The Shares purchased on behalf of a Participant shall be deposited directly into a brokerage account established by the Administrator for the Participant at a brokerage firm selected by the Administrator. This account shall be known as the “ESPP Broker Account.” A Participant will be free to undertake a disposition of such Shares in his or her ESPP Broker Account at any time. The Administrator may, however, adopt such policies and procedures regarding the transfer of shares from the Participant’s ESPP Broker Account prior to disposition, including a requirement that, in the absence of a disposition, the Shares purchased must remain in the Participant’s ESPP Broker Account.

EVOQUA WATER TECHNOLOGIES CORP.
2018 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
(SUB-PLAN OF THE EVOQUA WATER TECHNOLOGIES CORP.
2018 EMPLOYEE STOCK PURCHASE PLAN)

ARTICLE I
PURPOSE AND SCOPE OF THE PLAN

The Evoqua Water Technologies Corp. 2018 International Employee Stock Purchase Plan (the “Sub-Plan”), which is a sub-plan of the Evoqua Water Technologies Corp. 2018 Employee Stock Purchase Plan (the “U.S. Plan”), is intended to provide eligible employees of designated foreign subsidiaries of Evoqua Water Technologies Corp. with the opportunity to acquire a stock ownership interest in Evoqua Water Technologies Corp. pursuant to a plan that is not intended to qualify as an “employee stock purchase Plan” under Section 423 of the U.S. Internal Revenue Core of 1986.

All of the terms of the U.S. Plan shall apply to the Sub-Plan, except as otherwise provided herein. To the extent that the U.S. Plan and the Sub-Plan are inconsistent in respect of a jurisdiction other than the United States, the Sub-Plan prevails.

This Sub-Plan became effective on the effective date of the U.S. Plan.

ARTICLE II
DEFINITIONS

All definitions in the U.S. Plan shall apply under this Sub-Plan, except as follows:

“Compensation” shall mean an Employee’s regular base pay paid by a Designated Foreign Subsidiary.

“Designated Foreign Subsidiary” shall mean each non-U.S. Subsidiary that has been designated by the Board or Committee from time to time in its sole discretion as eligible to participate in the Plan, in accordance with Section 7.2 of the U.S. Plan.

“Eligible Employee” shall mean an Employee described in Section 2.10 of the U.S. Plan; provided, however, that (x) the employment requirements described in clauses (a) and (b) of Section 2.10 of the U.S. Plan will not apply under this Sub-Plan, and (y) the Employee must also reside in the country where the Designated Foreign Subsidiary employing the Employee is located. An individual shall cease to be an Eligible Employee on the last day of active employment with the Designated Foreign Subsidiary, without regard to any notice period (whether under contract, statute or otherwise) or any period of garden leave. Notwithstanding the foregoing, the Administrator may exclude from participation in the Plan as an Eligible Employee certain Employees until such time as appropriate filings are completed and/or approval is obtained under local law.

“Employee” shall mean any person who renders services to the Designated Foreign Subsidiary in the status of an employee pursuant to applicable law. For purposes of this Sub-Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Designated Foreign Subsidiary, or on a leave protected by applicable local law. For purposes of this Sub-Plan, applicable local law will govern when an individual’s employment is considered to have terminated.

“Sub-Plan” shall mean this Evoqua Water Technologies Corp. 2018 International Employee Stock Purchase Plan.

“U.S. Plan” shall mean the Evoqua Water Technologies Corp. 2018 Employee Stock Purchase Plan.

ARTICLE III
PARTICIPATION

Each Eligible Employee of a Designated Foreign Subsidiary on the commencement date of any Offering Period shall be eligible to participate in the Sub-Plan for that Offering Period. Such Eligible Employee may enroll in accordance with procedures described in the U.S. Plan.

An Eligible Employee may not authorize payroll deductions that would result in the monthly compensation actually paid to the Eligible Employee being less than the applicable local statutory minimum wage, if any, or otherwise exceed a payroll deduction limitation under applicable local law (such as a restriction under local law on the percentage of compensation that an employee may contribute), if any.

Payroll deductions authorized by the Participant shall be credited to the Participant’s Plan Account in the currency in which the Participant is usually paid by the Designated Foreign Subsidiary, and such amounts will not be converted to U.S. Dollars until the Exercise Date for that Offering Period.

ARTICLE IV
PURCHASE OF SHARES

The provisions of the U.S. Plan relating to the Purchase of Shares shall apply under the Sub-Plan. All purchases of Shares under the Sub-Plan are to be made with U.S. Dollars into which payroll deductions for the Offering Period have been converted. For purposes of determining the number of Shares purchasable by a Participant, the payroll deductions credited to each Participant’s Plan Account during each Offering Period shall be converted into U.S. Dollars on the Exercise Date for that Offering Period on the basis of the exchange rate in effect on such date. The Administrator shall have absolute discretion to determine the applicable exchange rate to be in effect for each Exercise Date by any reasonable method (including, without limitation, the exchange rate actually used by the Company for its intra-Company financial transactions for the month of such transfer). Any changes or fluctuations in the exchange rate at which the payroll deductions collected on the Participant’s behalf are converted into U.S. Dollars on each Exercise Date shall be borne solely by the Participant.

ARTICLE V
PROVISIONS RELATING TO COMMON STOCK

The Common Stock purchasable by Participants under the Sub-Plan shall be made available from Shares reserved under the U.S. Plan, and any Shares issued under the Sub-Plan will reduce the number of shares of Common Stock available for issuance under the U.S. Plan.

ARTICLE VI
TERMINATION OF PARTICIPATION

In the event a Participant elects to withdraw from the Sub-Plan during an Offering Period or is deemed to have elected to withdraw because the Participant ceased to be an Eligible Employee, amounts credited to the Plan Account of a Participant shall be returned to the Participant in the currency in which the Participant is usually paid by the Designated Foreign Subsidiary.

No Participant shall have any right to compensation or damages on account of any loss in respect of an Option where this loss arises (or is claimed to arise), in whole or in part, from the individual ceasing to be an Eligible Employee (or notice being given such that the individual will cease to be an Eligible Employee when such notice takes effect).

ARTICLE VII
GENERAL PROVISIONS

This Sub-Plan shall be administered by the Committee, and the provisions of Article VII of the U.S. Plan relating to administration, including amendment and termination and governing law, shall apply to the Sub-Plan.

A Designated Foreign Subsidiary will not grant Options under this Sub-Plan, and a Designated Foreign Subsidiary will not issue Shares under this Sub-Plan. Only the Company is authorized to grant Options and issue Shares under this Sub-Plan.

ADDENDUM FOR AUSTRALIAN PARTICIPANTS

2018 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
(SUB-PLAN OF THE EVOQUA WATER TECHNOLOGIES CORP.
2018 EMPLOYEE STOCK PURCHASE PLAN)

The provisions of this Addendum apply to Australian Participants. All capitalized terms used in this Addendum but not defined in Section 1 below have the meanings attributed to them in the U.S. Plan or Sub-Plan, as applicable. This Addendum shall have no other effect on any other terms or provisions of the U.S. Plan or Sub-Plan except as set forth below.
The Australian Addendum is intended to comply with the provisions of the Corporations Act and ASIC Class Order 14/1000.

1.	Definitions.
“ASIC” means the Australian Securities & Investments Commission.
“Australian ADI” means an Australian authorized deposit taking institution which is regulated by the Australian Prudential Regulation Authority under the Australian Banking Act 1959.
“Designated Australian Subsidiary” means any Designated Foreign Subsidiary that is Australian.
“Plan” means collectively the U.S. Plan, the Sub-Plan and the Australian Addendum.

2.	Eligible Australian employees.
Offers under the Plan must be extended only to persons who at the beginning of the Offering Period are Eligible Employees who are directors, full time, part time or casual employees, or contractors, of the Designated Australian Subsidiary (for the purposes of the Australian Addendum, “Eligible Australian Employees”). In order to be an Eligible Australian Employee, a person must be engaged to work the number of hours that are the pro rata equivalent of 40% or more of a comparable full-time position with the Designated Australian Subsidiary.

3.	Form of Award.
Only Shares may be awarded to Eligible Australian Employees under the Plan.

4.	Offer Document.
This document is an offer under the Plan and comprises an offer document for the purposes of ASIC Class Order 14/1000. Any Eligible Australia Employee to whom an offer under the Plan is made must be given a copy of this document.
This document must be accompanied by either (i) a copy of the terms of the Plan, or (ii) a summary of the terms of the Plan together with a statement that, on request and within a reasonable time, the Company will provide an Eligible Australian Employee with a copy of the terms of the Plan.
The Plan is a contribution plan pursuant to ASIC Class Order 14/1000. Accordingly, this document must be accompanied by either (i) a copy of the terms of the contribution plan, or (ii) a summary of the terms of the contribution plan together with a statement that, on request and within a reasonable time, the Company will provide an Eligible Australian Employee with a copy of the terms of the contribution plan.

5.	Not Financial Product Advice.
Any advice offered by the Company or a Designated Australian Subsidiary in connection with the Plan does not take into account a Participant’s objectives, financial situation and needs. Participants should consider obtaining their own financial product advice from a person who is licensed by ASIC to give such advice.

6.	General Information About Risks Of Acquiring Shares.
Participating in the Plan involves a number of risks. In particular, there is the risk that (i) the market price of Shares may change at any time, including during the time between the commencement of the Offering Period and the Exercise Date of that Offering Period, and (ii) the market price of Shares is denominated in United States dollars and the exchange rate between United States dollars and Australian dollars may change at any time in such a way that adversely affects the value of a Participant’s Shares in Australian dollars.

7.	Acquisition Price and Market Price of Shares.
The acquisition price of Shares under the Plan in Australian dollars is determined in accordance with the Plan.
The market price of Shares in Australian dollars can be ascertained by contacting the Administrator.

8.	Restriction on Capital Raising: 5% Limit
In the case of an offer of Shares for issue under the Plan, the number of Shares subject of the offer, when aggregated with all other Shares issued in the previous 3 years under the Plan, must not exceed 5% of the total number of issued Shares in that class of the Company as at the time of the offer.

9.	No Loan Or Financial Assistance.
Neither the Company, the Designated Australian Subsidiary nor any other person may offer any Eligible Australian Employee any loan or other financial assistance for the purpose of, or in connection with, the acquisition of Shares under the Plan.

10.	Deductions.
All deductions which are to be used under the Plan to acquire Shares must be held by or on behalf of the Company or the Designated Australian Subsidiary on trust for Australian Participants, in an account with an Australian ADI which is used solely in connection with the Plan (whether or not the account is maintained in Australian or elsewhere).

11.	Discontinuance.
An Australian Participant may elect to discontinue their participation in the Plan by giving notice to the Administrator, such discontinuance to occur no later than 45 days after the giving of the election notice. As soon as practicable after a discontinuance, all money deposited with the Australian ADI in relation to that Participant that has not been used to acquire securities shall be returned.

12.	Tax
A summary of the tax implications for Australian Participants of participating in the Plan is available by containing the Administrator.

13.	Agreement To Participant in Plan.
Each Participant hereby agrees to complete a written acknowledgement, in a form to be provided by the Company or the Designated Australian Subsidiary, agreeing to the terms of the Plan and agreeing to be bound by the Plan.

ADDENDUM FOR CANADIAN PARTICIPANTS

2018 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
(SUB-PLAN OF THE EVOQUA WATER TECHNOLOGIES CORP.
2018 EMPLOYEE STOCK PURCHASE PLAN)

The provisions of this Addendum apply to Canadian Participants. All capitalized terms used in this Addendum but not defined in Section 1 below have the meanings attributed to them in the U.S. Plan or Sub-Plan, as applicable. This Addendum shall have no other effect on any other terms or provisions of the U.S. Plan or Sub-Plan except as set forth below.

14.	Definitions.
For purposes of this Addendum, the following terms have the following meanings:
(a)“Applicable Withholding Taxes” means any and all taxes and other source deductions or other amounts which the Company or any Subsidiary is required by law to withhold from any amounts to be paid or credited hereunder.
(b)“Canadian Participant” means any Participant who is resident in Canada or is otherwise liable to tax under the Income Tax Act (Canada) in respect of his or her participation in the Plan.
15.Taxes and Other Source Deductions.
Notwithstanding any other provision of the U.S. Plan or Sub-Plan, a Canadian Participant shall be solely responsible for all Applicable Withholding Taxes resulting from his or her acquisition of Shares pursuant to the U.S. Plan and Sub-Plan. A Canadian Participant shall:

(a)
pay to the Company or a Subsidiary an amount as necessary so as to ensure that the Company or such Subsidiary is in compliance with the applicable provisions of any federal, provincial, local or other law relating to the Applicable Withholding Taxes in connection with such acquisition of Shares;

(b)
authorize a securities dealer designated by the Company or a Subsidiary, on behalf of the Canadian Participant, to sell on the open market on such terms and at such time or times as the securities dealer determines a portion of the Shares acquired hereunder to realize cash proceeds to be used to satisfy the Applicable Withholding Taxes; or

(c)
make other arrangements acceptable to the Company or a Subsidiary to fund the Applicable Withholding Taxes, including authorizing the Company or a Subsidiary to withhold Applicable Withholding Taxes from other compensation payable to the Canadian Participant.

16.	Participation Voluntary.
Participation in the Sub-Plan by Canadian Participants shall be entirely voluntary.

17.	Eligible Employee.
Notwithstanding any other provision of the U.S. Plan or Sub-Plan, a Canadian Participant shall cease to be an Eligible Employee on the Participant’s last day of active employment with the Company or a Subsidiary (other than in connection with a Participant’s transfer of employment to a Subsidiary or the Company), regardless of whether the Participant’s employment with the Company or a Subsidiary is terminated with or without cause, lawfully or unlawfully, and does not include any period of statutory, contractual, common law, civil law or other notice of termination of employment or any period of salary continuance, severance or deemed employment.

18.	Privacy.
By electing to participate in the Sub-Plan, each Canadian Participant acknowledges and consents to the Company and any of its affiliates sharing and exchanging his or her information held in order to administer and operate the Sub-Plan (including personal details, data relating to his or her participation, salary, taxation and employment and sensitive personal data, including data relating to physical or mental health, criminal conviction or the alleged commission of offences) (“the Information") and providing the Company’s and/or any of its affiliates’ agents and/or third parties with the Information for the administration and operation of the Sub-Plan, and each Canadian Participant accepts that this may involve the Information being sent to a country outside of Canada which may not have the same level of data protection laws as Canada, and law enforcement agencies in that country may access the Information in accordance with local laws. Canadian Participants shall have the right to request a list of the names and addresses of any potential recipients of the Information and to review and correct the Information by contacting his or her local human resources representative. The collection, processing and transfer of the

Information is important to the Sub-Plan administration and failure to consent to same may prohibit participation in the Sub-Plan.

19.	Securities Law Information.
Shares acquired pursuant to the Sub-Plan by Participants resident in Canada are being sold pursuant to an exemption from the requirement that the Company prepare and file a prospectus with the applicable securities regulatory authorities in Canada. The Company is not a reporting issuer in any province or territory in Canada and there is currently no public market for the Shares in Canada. The Company currently has no intention of becoming a reporting issuer in Canada, filing a prospectus with any securities regulatory authority in Canada to qualify the resale of the Shares to the public, or listing the Shares on any stock exchange in Canada. Accordingly, notwithstanding section 7.16 of the Plan and any other provision of the Plan to the contrary, to be made in accordance with securities laws, any resale of the Shares in Canada must be made under available statutory exemptions from the prospectus requirements or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. However, Canadian Participants may resell Shares acquired under the Plan on a market or exchange outside Canada or otherwise to a person or company outside Canada for so long as the Company is not a reporting issuer in any province or territory of Canada.

ADDENDUM FOR PARTICIPANTS IN THE UNITED KINGDOM

2018 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
(SUB-PLAN OF THE EVOQUA WATER TECHNOLOGIES CORP.
2018 EMPLOYEE STOCK PURCHASE PLAN)

The provisions of this Addendum apply to Participants subject to tax on employment income in the United Kingdom (the “UK Participants”). All capitalized terms used in this Addendum but not defined herein have the meanings attributed to them in the U.S. Plan or Sub-Plan, as applicable. This Addendum shall have no other effect on any other terms or provisions of the U.S. Plan or Sub-Plan except as set forth below.

TAX MATTERS

Notwithstanding any other provision of the U.S. Plan or Sub-Plan, on delivery to the Company of the payroll deduction authorization as referred to in Section 3.2 of the U.S. Plan, each U.K. Participant shall execute and provide to the Designated Foreign Subsidiary which employs (or is deemed to employ) such Participant an election under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 with respect to all Shares that may be purchased by such U.K. Participant under the Sub-Plan in the form specified by the Company.

Further to Section 7.10 of the U.S. Plan, each U.K. Participant agrees to meet all of any income tax, employee's national insurance or social security contribution liabilities which may arise in relation to any purchase of Shares under the Plan or any sale of such shares, or in connection with any other taxable events in relation thereto, and to make good the Designated Foreign Subsidiary which is the employer (or deemed employer) of such U.K. Participant in respect of any liability to account for or pay such tax or contributions. For the avoidance of doubt, reference to “tax” in Section 7.10 of the U.S. Plan shall be taken to include employee's national insurance or social security contributions.